EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
12/21/20091	Purchase	$5.4437	5167
12/22/20092	Purchase	5.4888	39690
1/11/20103	Purchase	5.9986	10900
1/12/20104	Purchase	5.8895	8826
1/13/20105	Purchase	5.8018	13600
1/14/20106	Purchase	5.965	5999
1/15/20107	Purchase	5.905	9000
1/19/20108	Purchase	5.9578	33657
1/20/20109	Purchase	5.9444	16514
1/21/201010	Purchase	5.8725	24270
1/22/201011	Purchase	5.7955	11862
1/25/201012	Purchase	5.6694	15426
1/26/201013	Purchase	5.6303	19900
1/27/201014	Purchase	5.5939	3800

1 This transaction was executed in multiple trades at prices ranging from $5.38 - 5.47.
2 This transaction was executed in multiple trades at prices ranging from $5.37 - 5.50.
3 This transaction was executed in multiple trades at prices ranging from $5.99 - 6.00.
4 This transaction was executed in multiple trades at prices ranging from $5.88 - 5.92.
5 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.90.
6 This transaction was executed in multiple trades at prices ranging from $5.90 - 6.00.
7 This transaction was executed in multiple trades at prices ranging from $5.83 - 5.95.
8 This transaction was executed in multiple trades at prices ranging from $5.93 - 6.00.
9 This transaction was executed in multiple trades at prices ranging from $5.86 - 6.00.
10 This transaction was executed in multiple trades at prices ranging from $5.72 - 6.00.
11 This transaction was executed in multiple trades at prices ranging from $5.72 - 5.82.
12 This transaction was executed in multiple trades at prices ranging from $5.60 - 5.77.
13 This transaction was executed in multiple trades at prices ranging from $5.57 - 5.68.
14 This transaction was executed in multiple trades at prices ranging from $5.56 - 5.62.

Date	Type	Price	Shares
1/28/201015	Purchase	$5.862	6100
1/29/201016	Purchase	5.7854	20700
2/1/201017	Purchase	5.7513	7261
2/2/201018	Purchase	5.9431	10201
2/3/201019	Purchase	5.9418	18657
2/4/201020	Purchase	5.8034	29389
2/5/201021	Purchase	5.6497	12936
2/8/201022	Purchase	5.7121	6330
2/9/201023	Purchase	5.6582	5700
2/10/201024	Purchase	5.6095	5610
2/11/201025	Purchase	5.7601	2698

15 This transaction was executed in multiple trades at prices ranging from $5.76 - 5.91.
16 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
17 This transaction was executed in multiple trades at prices ranging from $5.60 - 5.90.
18 This transaction was executed in multiple trades at prices ranging from $5.82 - 5.99.
19 This transaction was executed in multiple trades at prices ranging from $5.80 - 5.995.
20 This transaction was executed in multiple trades at prices ranging from $5.75 - 5.90.
21 This transaction was executed in multiple trades at prices ranging from $5.55 - 5.72.
22 This transaction was executed in multiple trades at prices ranging from $5.69 - 5.74.
23 This transaction was executed in multiple trades at prices ranging from $5.62 - 5.89.
24 This transaction was executed in multiple trades at prices ranging from $5.59 - 5.69.
25 This transaction was executed in multiple trades at prices ranging from $5.65 - 5.89.